Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT
dated as of March 29, 2016
by and between
SEMPRA REX HOLDINGS, LLC,
and
ROCKIES EXPRESS HOLDINGS, LLC

i

Table of Contents
(Continued)

EXHIBITS

Exhibit A - Form of Assignment Agreement
Exhibit B - Transfer Notice
Exhibit C - Joinder Agreement
Exhibit D - Letter Agreement

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this "Agreement") is made and effective as of March 29, 2016 (the “Effective Date”), by and between Sempra REX Holdings, LLC, a Delaware limited liability company (the "Seller"), and Rockies Express Holdings, LLC, a Delaware limited liability company ("Tallgrass Holdco" and together with any Person executing a joinder to this Agreement on a several basis, "Buyer").
RECITALS
WHEREAS, Seller owns a twenty-five percent (25%) membership interest (the "Subject Interest") in Rockies Express Pipeline LLC, a Delaware limited liability company (the "Company");
WHEREAS, Seller desires to sell and transfer to Buyer the Subject Interest pursuant to the terms of this Agreement and the Assignment Agreement, and Buyer desires to purchase and acquire the Subject Interest in accordance with the terms of this Agreement and the Assignment Agreement;
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
Article I
DEFINITIONS

Section 1.1	Definitions.
The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, and whether at law or in equity.
"Affiliate," when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.
"Agreement" has the meaning ascribed to such term in the preamble.
"Assignment Agreement" means the Assignment Agreement substantially in the form of Exhibit A attached hereto, pursuant to which Seller will assign the Subject Interest to Buyer and Buyer will assume all of Seller’s obligations with respect to the Subject Interest under the REX LLC Agreement arising from and after such assignment.
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.
"Buyer" has the meaning ascribed to such term in the preamble.
"Claim" has the meaning ascribed to such term in Section 8.1.
"Closing" has the meaning ascribed to such term in Section 2.3(a).
"Closing Date" has the meaning ascribed to such term in Section 2.3(a).
"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning ascribed to such term in the recitals.
"Control" and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
"Delaware LLC Act" means the Delaware Limited Liability Company Act, as amended.
"Effective Date" has the meaning ascribed to such term in the preamble.
"GAAP" means generally accepted accounting principles in the United States of America.
"Governmental Authority" means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Indemnified Party" and "Indemnified Parties" has the meaning ascribed to such term in Section 8.1.
"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or rule of law of any Governmental Authority.
"Lien" means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge, restriction (whether on voting, sale, transfer, disposition or otherwise and excluding any restrictions in this Agreement or in the REX LLC Agreement) or other encumbrance of every type and description.
"Material Adverse Effect" means a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition, or results of operations of the Company, other than any effect or change (a) that impacts the natural gas transportation industry generally, (b) in United States or global political conditions (including any acts of war or terrorist activities), (c) in global, United States or regional economic conditions or financial, banking or securities markets in general, (d) in wholesale or retail markets for or costs of commodities or supplies, including natural gas and fuel, (e) in weather, meteorological events or other natural disasters or natural occurrences, (f) in Law or regulatory policy or the interpretation or enforcement thereof, including any rate or tariff, (g) in GAAP or the interpretation thereof, (h) from any labor strike, request for representation, organizing campaign, work stoppage, slowdown or other labor dispute, (i) arising from the announcement, execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, or (j) arising from the negligence or willful misconduct of Buyer or any of its Affiliates; provided, that in the case of clauses (a), (b), (c), (d), (e), (f) and (g), the impact on the Company is not materially disproportionate to the impact on similarly situated parties in the natural gas transportation industry, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
"Notice" has the meaning ascribed to such term in Section 9.4.
"P66 Holdco" means P66REX LLC, a Delaware limited liability company formerly known as COPREX LLC.
"Permitted Lien" means any Lien set forth in or created by the REX LLC Agreement or under the Securities Act or any other applicable securities laws.
"Person" means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, Governmental Authority, unincorporated organization or other entity.
"Purchase Price" has the meaning ascribed to such term in Section 2.2.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
"REX LLC Agreement" means that certain Second Amended and Restated Limited Liability Company Agreement of the Company dated effective as of January 1, 2010, among Tallgrass Holdco (as successor by assignment to Kinder Morgan W2E Pipeline LLC), Seller, and P66 Holdco, as amended by that certain Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of the Company effective November 13, 2012, among Kinder Morgan W2E Pipeline LLC, Seller, Tallgrass Holdco, and P66 Holdco.
"ROFR" means that certain right of first refusal as set forth in Section 7.1.3 of the REX LLC Agreement.
"Securities Act" means the Securities Act of 1933, as amended.
"Seller" has the meaning ascribed to such term in the preamble.
"Subject Interest" has the meaning ascribed to such term in the recitals.
"Tallgrass Holdco" has the meaning ascribed to such term in the preamble.
"Tax" means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.
"Tax Return" means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.
"Transaction" means (1) the sale and transfer of the Subject Interest and (2) the delivery of the Purchase Price.
"Transfer Taxes" has the meaning ascribed to such term in Section 2.4.
"Ultra Agreement" has the meaning ascribed to such term in Section 4.7.

Section 1.2	Construction.
In constructing this Agreement: (a) the word "includes" and its derivatives means "includes, without limitation" and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to "Article," "Section," "Exhibit," "preamble" or "recitals" shall be references to an Article, Section, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.1	Purchase and Sale.
Upon the terms and subject to the conditions set forth in this Agreement and in the Assignment Agreement, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the Subject Interest, free and clear of all Liens, other than Permitted Liens, for the consideration specified in Section 2.2.

Section 2.2	Purchase Price.
The aggregate purchase price for the Subject Interest shall be $440,000,000, plus any cash contributions paid by Seller to Company with respect to the Subject Interest from the Effective Date until the Closing Date, less any cash distributions by the Company paid to Seller with respect to the Subject Interest from the Effective Date until the Closing Date (the "Purchase Price"). In addition, Tallgrass Holdco will pay Seller any amount due pursuant to Section 5.7.

Section 2.3	Closing.

(a)
Subject to the terms and conditions of this Agreement, the purchase and sale of the Subject Interest contemplated hereby shall take place at a closing (the "Closing") on a date and at a time specified by Tallgrass Holdco, which must be no earlier than three Business Days after satisfaction or waiver of the conditions to Closing set forth in Article VI (except those conditions that by their nature will be satisfied at the Closing), and not later than five Business Days following the later of (i) ten Business Days following expiration of the Offer Period (as defined in the REX LLC Agreement), or (ii) forty-five days after the Effective Date, at the offices of Tallgrass Holdco at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, or at such other time or on such other date or at such other place as Seller and Tallgrass Holdco may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Tallgrass Holdco will give the parties no less than three Business Days’ prior written notice of its specified Closing Date.

(b)	At the Closing, Buyer shall deliver to Seller:

(i)	the Purchase Price by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date; and

(ii)	the Assignment Agreement and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.2 of this Agreement.

(c)
At the Closing, Seller shall deliver to Buyer the Assignment Agreement and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.1 of this Agreement.

Section 2.4	Transfer Taxes.
All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the "Transfer Taxes") shall be borne equally by Buyer and Seller. Seller shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, Buyer shall cooperate with respect thereto as necessary, and in the event Transfer Taxes are owed, Buyer shall transfer an amount equal to fifty percent (50%) of such Transfer Taxes to Seller within 30 days of receiving a Tax Return reflecting the Transfer Taxes owed.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as follows:

Section 3.1	Organization and Existence.
Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Seller does not own, or have any interest in, any other assets other than the Subject Interest.

Section 3.2	Authority and Approval.

(a)
Seller has full limited liability company power and authority to execute and deliver this Agreement and the Assignment Agreement, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by Seller of this Agreement and the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by Seller have been duly authorized and approved by all requisite limited liability company action on the part of Seller. No approval by the shareholders of Sempra Energy is required to be obtained in connection with the execution, delivery and performance of this Agreement and the Assignment Agreement or the consummation of the transactions contemplated hereby or thereby.

(b)
This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). When executed and delivered by each of the parties party thereto, the Assignment Agreement will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3	No Conflict; Consents.
Except as set forth in the REX LLC Agreement:

(a)
the execution, delivery and performance of this Agreement by Seller does not, and the execution, delivery and performance of the Assignment Agreement by Seller will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation, limited liability company agreement or other organizational documents of Seller; (ii) conflict with or violate any provision of any Law or Governmental Order applicable to Seller; or (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Seller is a party or to which its properties are subject; other than, in the case of each of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; and

(b)
no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by Seller with respect to the Subject Interest in connection with the execution, delivery and performance of this Agreement and the Assignment Agreement or the consummation of the transactions contemplated hereby or thereby except as have been waived or obtained.

Section 3.4	Title to Subject Interest.
Seller owns, beneficially and of record, the Subject Interest free and clear of all Liens, other than Permitted Liens, and will convey good and indefeasible title, free and clear of all Liens, other than Permitted Liens, to the Subject Interest to Buyer on the Closing Date. The Subject Interest is not subject to any agreements or understandings with respect to the voting, transfer or other rights and obligations of any of the Subject Interest (except as contemplated by this Agreement, the REX LLC Agreement, including, without limitation, the ROFR, and restrictions under applicable federal and state securities laws).

Section 3.5	Litigation.
As of the Effective Date, there are no Actions pending or threatened that (a) question or involve the validity or enforceability of any of Seller's obligations under this Agreement or the Assignment Agreement, or (b) seek (i) to prevent or delay the consummation by Seller of the transactions contemplated by this Agreement or the Assignment Agreement or (ii) damages in connection with any such consummation.

Section 3.6	Brokerage Arrangements.
Seller has not entered (directly or indirectly) into any agreement with any Person that would obligate Seller or any of its Affiliates or any other Person to pay any commission, brokerage or "finder’s fee" or other similar fee in connection with this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby.

Section 3.7	Taxes.
Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. Seller has not received any notice of assessment or proposed assessment in connection with any Tax or Tax Return, and there are no pending, proposed or threatened Tax audits or examinations of or Tax claims asserted against Seller, with respect to the Subject Interest. To Seller’s knowledge, there are no Tax proceedings presently pending with regard to any Tax Returns or Taxes of Seller with respect to the Subject Interest and no notice has been received from any Governmental Authority of the expected commencement of such a proceeding. Seller has not extended or waived, or sought the extension or waiver of, the application of Section 6229 of the Code or any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes with respect to the Subject Interest. Seller has not taken a position on any Tax Return with respect to the Subject Interest or any income, gain, loss, distribution or payment from the Company that is inconsistent from the Tax reporting position taken by the Company with respect to such items or events. Seller has claimed depreciation deductions related to the Company's assets for federal income tax purposes only by virtue of its distributive share of Company items. The Transaction, together with any other prior transfers of the Subject Interest by Seller and the prior owners of such Subject Interest during the twelve month period prior to the Effective Date, will not result in a termination of the Company for purposes of Section 708 of the Code.

Section 3.8	Contracts.
Seller, on behalf of the Company, has not entered into any contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures or any other agreements, commitments or legally binding arrangements, whether written or oral.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:

Section 4.1	Organization and Existence.
Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its organization and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 4.2	Authority and Approval.

(a)
Buyer has full limited liability company power and authority to execute and deliver this Agreement and the Assignment Agreement, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery of this Agreement and the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by Buyer have been duly authorized and approved by all requisite limited liability company action of Buyer.

(b)
This Agreement has been duly executed and delivered by or on behalf of Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity). When executed and delivered by each of the parties party thereto, the Assignment Agreement will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3	No Conflict; Consents.
Except as set forth in the REX LLC Agreement:

(a)
The execution, delivery and performance of this Agreement by Buyer does not, and the execution, delivery and performance of the Assignment Agreement by Buyer will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation, limited liability company agreement or other organizational documents of Buyer; (ii) conflict with or violate any provision of any Law or Governmental Order applicable to Buyer or any property or asset of the Buyer; or (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Buyer is a party or by which it is bound or to which any of its property is subject; other than, in the case of each of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; and

(b)
No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery, and performance of this Agreement or the Assignment Agreement or the consummation of the transactions contemplated hereby and thereby, except as have been waived or obtained.

Section 4.4	Brokerage Arrangements.
Buyer has not entered (directly or indirectly) into any agreement with any Person that would obligate Buyer or any of its Affiliates or any other Person to pay any commission, brokerage or "finder’s fee" or other similar fee in connection with this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby.

Section 4.5	Litigation.
As of the Effective Date, there are no Actions pending or threatened that (a) question or involve the validity or enforceability of any of Buyer's obligations under this Agreement or the Assignment Agreement or (b) seek (i) to prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement or the Assignment Agreement or (ii) damages in connection with any such consummation.

Section 4.6	Investment Intent.
Buyer is accepting the Subject Interest for its own account with the present intention of holding the Subject Interest for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. Buyer is an “accredited investor” (as defined in Rule 501 under the Securities Act) and has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Subject Interest. Buyer acknowledges that the Subject Interest has not been and will not be registered under the Securities Act or any applicable state securities law, and that such Subject Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

Section 4.7	Certain Matters.
As of the Effective Date, the Firm Transportation Service Agreement dated June 5, 2008 between Ultra Resources, Inc. and the Company (bearing contract no. 553082), as amended by the Firm Transportation Negotiated Rate Agreement dated June 5, 2008, each as have been amended from time to time (the “Ultra Agreement”) has terminated. As of the Effective Date, neither Tallgrass Holdco, the Company, nor any of their respective officers has any agreement or arrangement with Ultra Petroleum Corp. or any of its Affiliates to (i) enter into an agreement in lieu of or to otherwise replace the Ultra Agreement, in whole or in part, or (ii) satisfy or discharge, in whole or in part, any claims, damages or other amounts owed under the Ultra Agreement, nor are any proposals pending between the Company or Tallgrass Holdco, on the one hand, and Ultra Petroleum Corp. or any of its Affiliates or any of their respective Representatives, on the other hand, with respect to any such agreement or arrangement.
ARTICLE V
COVENANTS

Section 5.1	ROFR.
In accordance with Section 7.1.2 and Section 7.1.3 of the REX LLC Agreement, Seller shall promptly (and in any event within three Business Days following the Effective Date) deliver to P66 Holdco a transfer notice, substantially in the form of Exhibit B attached hereto. The execution of this Agreement by Seller and Tallgrass Holdco is deemed to be delivery of a transfer notice to Tallgrass Holdco, as an Optionee (as defined in the REX LLC Agreement), pursuant to the ROFR and an irrevocable election by Tallgrass Holdco, as an Optionee, to exercise the ROFR with respect to its proportionate share of the Subject Interest on the terms and conditions set forth herein. If P66 Holdco elects to exercise the ROFR for its proportionate share of the Subject Interest, it shall enter into a joinder agreement in the form of Exhibit C. If P66 Holdco does not elect to exercise the ROFR for its proportionate share of the Subject Interest, then the Optionees will have failed to purchase the entire Subject Interest pursuant to the terms and conditions of Section 7.1.3 of the REX LLC Agreement, and Seller shall be entitled to consummate the sale to Tallgrass Holdco, as Transferee (as defined in the REX LLC Agreement), of 100% of the Subject Interest pursuant to the terms of this Agreement.

Section 5.2	Company Approvals.

(a)
Prior to the Closing, Seller will approve, with such approval effective as of immediately prior to the Closing, as a member of the Company in accordance with the REX LLC Agreement, amending and extending those certain Firm Transportation Service Agreements numbered 551979, 553078 and 553372 between the Company and Encana Marketing (USA), Inc., on substantially the terms as previously presented to the members of the Company prior to the Effective Date (as modified prior to the Closing).

(b)
The parties acknowledge that, at the Closing, the Company and Sempra Rockies Marketing, LLC will enter into the letter agreement in the form of Exhibit D attached hereto. Buyer and Tallgrass Holdco shall cause the officers of the Company to execute and deliver such letter agreement, and Seller shall cause Sempra Rockies Marketing, LLC to execute and deliver such letter agreement. At the Closing, Buyer and Tallgrass Holdco will approve and ratify, with such approval and ratification effective as of immediately following the Closing, as a member of the Company in accordance with the REX LLC Agreement, the Company’s entering into the letter agreement in the form of Exhibit D attached hereto.

Section 5.3    No Solicitation of Other Bids.

(a)
Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates or in accordance with the ROFR) concerning the purchase of the Subject Interest.

(b)
In addition to the other obligations under this Section 5.3, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of Seller’s receipt of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, and the material terms and conditions of such Acquisition Proposal, request or inquiry.

Section 5.4	Purchase Following Closing.
If, during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Tallgrass Holdco or any of its Affiliates acquires, in whole or in part, the membership interest in the Company held by P66 Holdco (or its successor) for total consideration that is greater on a proportional basis than the Purchase Price received by Seller, then Tallgrass Holdco will pay Seller cash in an amount equal to such proportional difference within two Business Days following such acquisition by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Tallgrass Holdco. Notwithstanding the foregoing, Tallgrass Holdco will not owe Seller any payment if Tallgrass Holdco acquires P66 Holdco's membership interest in the Company as a result of exercising its rights under the ROFR during such twelve month period in connection with a proposed sale by P66 Holdco (or its successor) to a Person other than Tallgrass Holdco or its Affiliates.
Section 5.5    Confidentiality.
Buyer and Seller shall, and shall cause each of their respective Affiliates and Representatives to, abide by the terms of Section 2.5 of the REX LLC Agreement (including the survivability of such obligations) with respect to any information provided by a party to the other party pursuant to this Agreement, all such information being deemed "Confidential Information" for purposes of Section 2.5 of the REX LLC Agreement; provided, that any disclosures in any initial public announcement or statement issued by either party pursuant to Section 9.6 will not be deemed “Confidential Information” following the making of such initial public announcement or statement.

Section 5.6	Post-Closing Audits and Examinations.
In the event of any Tax audits or examinations affecting a pre-Closing taxable year of the Company that result in a change to the distributive share of income, gain, loss, or deduction with respect to the Subject Interest, Buyer will notify, or cause the Company to notify, the Seller of such audit or examination, and in addition, Buyer will provide, or will take the necessary steps to cause the Company to provide, to Seller amended Tax returns and associated Tax filings related to the Subject Interest for such pre-Closing years of the Company.

Section 5.7	Tallgrass Holdco Payment.
If Tallgrass Holdco acquires the entire Subject Interest from Seller, then at Closing, concurrent with payment of other amounts due Seller from Tallgrass Holdco under this Agreement, Tallgrass Holdco will pay Seller cash in an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000.00).

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1	Conditions to Obligations of Buyer.
The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or Buyer's waiver in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)
Other than the representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.4, and Section 3.6, the representations and warranties of Seller contained in this Agreement, the Assignment Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.4, and Section 3.6 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)
Seller shall have duly performed and complied in all material respects with each agreement and covenant required by this Agreement and the Assignment Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Seller shall have performed such agreements and covenants, as so qualified, in all respects.

(c)
No temporary restraining order or preliminary or permanent injunction or other order by any court of competent jurisdiction preventing consummation of the transactions contemplated by this Agreement shall have been issued and be continuing in effect, and the transactions contemplated by this Agreement and the Assignment Agreement shall not have been prohibited under any applicable federal or state Law.

(d)	The consent of Seller pursuant to Section 5.2(a) shall have been received by the Company and Buyer prior to the Closing.

(e)	Seller shall have delivered to Buyer that certain letter agreement in the form of Exhibit D attached hereto duly executed and delivered by Sempra Rockies Marketing, LLC.

(f)
From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(g)	Seller shall have duly executed and delivered the Assignment Agreement to Buyer.

(h)
Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied.

(i)
Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Seller authorizing the execution, delivery and performance of this Agreement and the Assignment Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted by the Seller in connection with the transactions contemplated hereby and thereby.

(j)
Seller shall have delivered a written resignation of Seller's director serving on the Board (as defined in the REX LLC Agreement) of the Company, such resignation to be effective as of the Closing Date.

(k)	Seller shall have delivered to Buyer a good standing certificate for the Seller from the Secretary of State of Delaware.

(l)	Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(m)	Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.2	Conditions to Obligations of Seller.
The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or Seller's waiver in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)
Other than the representations and warranties of Buyer contained in Section 4.1, Section 4.2 and Section 4.4, the representations and warranties of Buyer contained in this Agreement and the Assignment Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.1, Section 4.2 and Section 4.4 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)
Buyer shall have duly performed and complied in all material respects with each agreement and covenant required by this Agreement and the Assignment Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Buyer shall have performed such agreements and covenants, as so qualified, in all respects.

(c)
No temporary restraining order or preliminary or permanent injunction or other order by any court of competent jurisdiction preventing consummation of the transactions contemplated by this Agreement shall have been issued and be continuing in effect, and the transactions contemplated by this Agreement and the Assignment Agreement shall not have been prohibited under any applicable federal or state Law.

(d)
Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(e)
Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the Assignment Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted by the Buyer in connection with the transactions contemplated hereby and thereby.

(f)	Buyer shall have delivered to Seller a good standing certificate for the Buyer from the secretary of state of the state of its origination.

(g)
Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price, and Tallgrass Holdco shall have delivered to Seller in cash any amount due pursuant to Section 5.7, in each case by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer and Tallgrass Holdco.

(h)	Buyer shall have duly executed and delivered the Assignment Agreement to Seller.

(i)	Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(j)	Buyer and Tallgrass Holdco shall have delivered the approval and ratification required pursuant to Section 5.2(b).

(k)	Buyer shall have delivered to Sempra Rockies Marketing, LLC and Seller that certain letter agreement in the form of Exhibit D attached hereto duly executed and delivered by the Company.

(l)
Tallgrass Holdco shall have duly performed and complied in all material respects with each agreement and covenant required by this Agreement and the Assignment Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Tallgrass Holdco shall have performed such agreements and covenants, as so qualified, in all respects. Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Tallgrass Holdco, that the conditions set forth in this Section 6.2(l) have been satisfied.

ARTICLE VII
TERMINATION

Section 7.1	Termination.
This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Buyer;

(b)	by Buyer by written notice to Seller if:

(i)
Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller's receipt of written notice of such breach from Buyer; or

(ii)
any of the conditions set forth in Section 6.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the first Business Day following the seventieth (70th) calendar day from the Effective Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing;

(c)	by Seller by written notice to Buyer if:

(i)
Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer's receipt of written notice of such breach from Seller; or

(ii)
any of the conditions set forth in Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the first Business Day following the seventieth (70th) calendar day from the Effective Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing;

(d)
by Buyer or Seller by written notice to the other party or parties in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e)
by Buyer or Seller by written notice to the other party or parties in the event that the Closing has not occurred on or before July 1, 2016; unless such failure of the Closing to occur shall be due to the failure of the terminating party to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing.

Section 7.2	Effect of Termination.

(a)
If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Agreement will terminate, except that Section 5.5 (with respect to confidentiality obligations) and Article VIII (with respect to indemnity) will each survive in accordance with its terms, and Section 9.3 (with respect to expenses) and Section 9.5 will survive.

(b)
If this Agreement is terminated by Buyer pursuant to Section 7.1(b), then Buyer’s right to pursue all legal remedies will survive such termination unimpaired and nothing in this Section 7.2 shall be deemed to release Seller from any liability for any breach of the terms, conditions, covenants, representations, warranties and other provisions of this Agreement.

(c)
If this Agreement is terminated by Seller pursuant to Section 7.1(c), then Seller's right to pursue all legal remedies will survive such termination unimpaired and nothing in this Section 7.2 shall be deemed to release Buyer from any liability for any breach of the terms, conditions, covenants, representations, warranties and other provisions of this Agreement.

(d)	If P66 Holdco elects to exercise the ROFR and executes the joinder agreement attached as Exhibit C, then:

(i)
P66 Holdco and Tallgrass Holdco shall each be considered a Buyer for all purposes of this Agreement and their rights and obligations hereunder shall be several and not joint with respect to the portion of the Subject Interest each such Buyer has agreed to purchase under the ROFR;

(ii)
if (x) this Agreement is terminated by the mutual written consent of P66 Holdco and Seller pursuant to Section 7.1(a), (y) P66 Holdco terminates this Agreement pursuant to Section 7.1(b), or (z) Seller terminates this Agreement pursuant to Section 7.1(c) as a result of P66 Holdco’s failure to perform or comply with any of the covenants or agreements of this Agreement to be performed or complied with by it prior to the Closing, then: (A) this Agreement will terminate solely with respect to P66 Holdco, with the effect provided in this Section 7.2; and (B) Tallgrass Holdco shall have the right and obligation to purchase the entire Subject Interest pursuant to the terms hereof; and

(iii)
if (x) this Agreement is terminated by the mutual written consent of Tallgrass Holdco and Seller pursuant to Section 7.1(a), (y) Tallgrass Holdco terminates this Agreement pursuant to Section 7.1(b), or (z) Seller terminates this Agreement pursuant to Section 7.1(c) as a result of Tallgrass Holdco's failure to perform or comply with any of the covenants or agreements of this Agreement to be performed or complied with by it prior to the Closing, then: (A) this Agreement will terminate solely with respect to Tallgrass Holdco, with the effect provided in this Section 7.2; and (B) P66 Holdco may elect to either (1) terminate this Agreement without further liability on its part, in which case any further attempts by Seller to transfer the Subject Interest shall be subject to Article 7 of the REX LLC Agreement, or (2) elect to purchase the entire Subject Interest pursuant to the terms hereof.

ARTICLE VIII
INDEMNITY

Section 8.1	Indemnification.
Subject to the terms and conditions set forth in this Article VIII, Tallgrass Holdco agrees to hold harmless, save, defend and indemnify Seller, its Affiliates and their respective officers, directors, members, managers, employees, successors and assigns (each, an "Indemnified Party" and collectively the "Indemnified Parties") from and against all any and all liabilities, judgments, costs and other expenses (including reasonable legal fees and expenses), obligations, causes of action at law or in equity and other claims of any and every kind as a result of any claim made by or on behalf of P66 Holdco that relates to or arises out of this Agreement or any of the transactions contemplated hereby (a "Claim"). Notwithstanding the foregoing, Tallgrass Holdco will not be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect, punitive or exemplary damages suffered or incurred by an Indemnified Party; provided, however, that the foregoing shall not apply to any such damages that are awarded on account of a Claim made by or on behalf of P66 Holdco against an Indemnified Party, and Tallgrass Holdco and Seller hereby agree that any such damages awarded against an Indemnified Party on account of a Claim made by or on behalf of P66 Holdco shall constitute direct damages of the Indemnified Party.

Section 8.2	Notification and Defense of Claim.

(a)
An Indemnified Party shall promptly notify Tallgrass Holdco in writing upon its discovery of facts giving rise to a potential Claim (a “Claim Notice”), including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, and such notice shall include a formal demand for indemnification under this Agreement and contain a description of the nature and estimated amount (if then known) of such Claim; provided, that, subject to Section 8.3 below, the failure to so notify or a delay in notifying Tallgrass Holdco will not relieve it of its obligations hereunder, except to the extent that Tallgrass Holdco is actually prejudiced as a result thereof. If requested by Tallgrass Holdco or its counsel, the Indemnified Party will, at the sole cost and expense of Tallgrass Holdco, reasonably cooperate with Tallgrass Holdco in the investigation, defense and settlement of such Claim. Without limiting the foregoing, Indemnified Party will provide Tallgrass Holdco with all records, documents, materials and information in its possession or control, and reasonable access to personnel, relevant to such Claim. If it gives written notice of its intention to do so to the Indemnified Party within thirty (30) days after receipt of the Claim Notice, except as provided in Section 8.2(c) below, Tallgrass Holdco will have the right to assume, conduct and control the defense of any Claim and all negotiations for its settlement or compromise, which may be conducted in the name and on behalf of Tallgrass Holdco or the Indemnified Party, as may be appropriate. Except as provided in Section 8.2(c) below, Tallgrass Holdco will have the right to select counsel (that is reasonably satisfactory to the Indemnified Party) to provide representation in connection with such Claim. The Indemnified Party may in its sole discretion, and at its expense (but subject to Section 8.2(c) below), participate with its own counsel in the defense of any such Claim. If the Indemnified Party elects to so participate, except as provided in Section 8.2(c) below, Tallgrass Holdco shall have no obligation to indemnify such Indemnified Party or any other person for the expenses and fees of counsel incurred by such Indemnified Party in connection with such participation.

(b)
An Indemnified Party shall agree to any settlement, compromise or discharge of a Claim that Tallgrass Holdco may recommend that (and Tallgrass Holdco shall not enter into any settlement, compromise or discharge of a Claim without the prior written consent of the Indemnified Party unless such settlement, compromise or discharge) by its terms (i) obligates Tallgrass Holdco to pay to discharge in full the liability in connection with such Claim, (ii) releases such Indemnified Party completely and unconditionally in connection with such Claim, (iii) does not contain any finding, statement or admission of fault or culpability by any Indemnified Party, and (iv) does not contain any sanction or restriction upon the conduct or operation of any business by such Indemnified Party. Tallgrass Holdco will not be liable to indemnify an Indemnified Party under this Agreement for any amounts paid in settlement of any Claim without Tallgrass Holdco's prior written consent. Indemnified Party shall not settle any action or claim in any manner which would impose any penalty or limitation on Tallgrass Holdco without Tallgrass Holdco’s prior written consent. Neither Tallgrass Holdco, nor any Indemnified Party, will unreasonably withhold, condition or delay its consent to any proposed settlement, compromise or discharge of any such Claim.

(c)
Notwithstanding the foregoing, if (i) Tallgrass Holdco does not assume the defense of any Claim in accordance with the thirty (30) day period specified in Section 8.2(a), or (ii) the named parties to the proceeding for the Claim include both an Indemnified Party and Tallgrass Holdco (or any of its Affiliates) and either Tallgrass Holdco or an Indemnified Party determines, based on the advice of counsel, that there may be one or more legal defenses available to it that are materially different from or additional to those available to the other party or that a conflict of interest between those parties would reasonably be expected to exist in respect thereto, then the named Indemnified Party or Parties shall have the right, by prior written notice given to Tallgrass Holdco, to control the defense of the Claim; provided that Tallgrass Holdco shall be entitled, at its expense, to participate in (but not control) that defense. In those circumstances, the named Indemnified Party or Parties shall defend the Claim in good faith and have full control of such defense and proceedings with respect to such Indemnified Parties; provided, however, that the Indemnified Parties may not enter into any settlement, compromise or discharge of such Claim if indemnification is to be sought hereunder, without Tallgrass Holdco’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If requested by an Indemnified Party or its counsel, Tallgrass Holdco agrees, at its sole cost and expense, to reasonably cooperate with such Indemnified Party and its counsel in contesting any Claim for which an Indemnified Party is conducting the defense, including providing reasonable access to documents, records and information in its possession or control relevant to such Claim.

(d)
Subject to the terms and provisions of this Article VIII, Tallgrass Holdco shall reimburse any and all costs, expenses, legal fees, expert fees and other charges reasonably incurred by an Indemnified Party pursuant to Section 8.2(c) as they are incurred (to be reimbursed within thirty (30) days following receipt of invoices for those charges); provided, however, that Tallgrass Holdco may condition any reimbursement on receipt of a promise by Seller and/or such Indemnified Party to repay those amounts if it is ultimately determined that Tallgrass Holdco was not required to indemnify the Indemnified Parties for those amounts hereunder.

Section 8.3	Limitations.
Tallgrass Holdco will not have any liability under Section 8.1 unless the Claim Notice is received by Tallgrass Holdco within twenty-four (24) months following the Closing Date. In no event will Tallgrass Holdco have aggregate liability under Section 8.1 in excess of $10,000,000.
ARTICLE IX
MISCELLANEOUS

Section 9.1	Acknowledgements.
Buyer acknowledges that except for the representations and warranties expressly and specifically set forth in Article III, the Subject Interest is being sold “AS-IS, WHERE-IS,” and neither the Seller nor any of its Affiliates or Representatives makes any other express or implied representation or warranty with respect to the Seller, the Subject Interest, the Company or the transactions contemplated by this Agreement or the Assignment Agreement. Seller acknowledges that except for the representations and warranties expressly and specifically set forth in Article IV, neither the Buyer nor any of its Affiliates or Representatives makes any other express or implied representation or warranty with respect to the Buyer, the Subject Interest, the Company or the transactions contemplated by this Agreement or the Assignment Agreement. Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed, whether made the parties, any of their respective Affiliates, or any of their respective Representatives.

Section 9.2	Cooperation; Further Assurances.
The parties shall use their respective commercially reasonable efforts to obtain all approvals and consents (if any) required by or necessary for the transactions contemplated by this Agreement and the Assignment Agreement, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things required by or necessary to consummate and make effective the transactions contemplated by this Agreement and the Assignment Agreement.

Section 9.3	Expenses.
Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and the Assignment Agreement and all action taken in preparation for carrying this Agreement and the Assignment Agreement into effect.

Section 9.4	Notices.
Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called "Notice") shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery, or by certified or registered mail (return receipt requested, postage prepaid), as follows:
If to Seller, addressed to:
Sempra REX Holdings, LLC
488 8th Avenue
San Diego, California 92101
Attention: President
Tel: (619) 696-2000

with copies (which shall not constitute notice) to:

Sempra U.S. Gas & Power, LLC
488 8th Avenue
San Diego, California 92101
Attention: General Counsel
Tel: (619) 696-2000

If to Tallgrass Holdco, addressed to:
Rockies Express Holdings, LLC
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: William R. Moler
Tel: (913) 928-6008

with copies (which shall not constitute notice) to:
Rockies Express Holdings, LLC
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: General Counsel's Office
Tel: (913) 928-6038

If to P66 Holdco: as provided in the Joinder Agreement.

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by certified or registered mail shall be effective four (4) Business Days after mailing. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 9.5	Governing Law.

(a)
This Agreement shall be subject to and governed by the laws of the State of Delaware. Each of the parties agree that any legal proceeding with respect to or arising out of this Agreement or the Assignment Agreement shall be brought in the United States District Court for New York or the courts of the State of New York, in the City of New York. By execution and delivery of this Agreement, each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom. Each of the parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, at the applicable address set forth in Section 9.4 (or at such address as may be subsequently changed in accordance with Section 9.4).

(b)
EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ASSIGNMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ASSIGNMENT AGREEMENT.

(c)
Each party to this Agreement waives, to the fullest extent permitted by Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages.

(d)
Each of the parties agree that the rights and remedies for failure to comply with this Agreement shall include having the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy to the non-breaching party, and the breaching party hereby waives any requirements for the non-breaching party to post a bond or other security in connection therewith. Any such specific or equitable relief granted shall not be exclusive and each of the parties shall be entitled to pursue any other remedy available to it at law or in equity.

Section 9.6	Initial Public Statements.
The parties shall consult with each other regarding any initial public announcement or statement with respect to this Agreement and the transactions contemplated hereby, and no party shall issue any such initial public announcement or statement, without first providing the other parties at least twenty-four (24) hours’ prior notice of such initial public announcement or statement. For the avoidance of doubt, nothing contained in this Agreement shall prohibit a party, or such party's Affiliate, from making any public disclosures required by applicable Law or obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the party making such public disclosure, provided that, each party making any such public disclosure shall endeavor to provide prior notice of such public disclosure to the other parties.

Section 9.7	Survival.
All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the two year anniversary of the Closing Date, except (i) the representations and warranties of Seller set forth in Section 3.1 (Organization and Existence), Section 3.2 (Authority and Approval), Section 3.4 (Title to Subject Interest) and Section 3.6 (Brokerage Arrangements) shall survive forever, and (ii) the representations and warranties of Buyer set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.4 (Brokerage Arrangements) shall survive forever. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.8	Entire Agreement; Amendments and Waivers.

(a)
This Agreement and the Assignment Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and Representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Assignment Agreement.

(b)
No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.9	Conflicting Provisions.
This Agreement and the Assignment Agreement, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the Assignment Agreement, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Assignment Agreement, this Agreement shall control.

Section 9.10	Binding Effect and Assignment; Certain Restrictions.

(a)
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party; provided, however, that (i) Tallgrass Holdco may assign its rights and obligations under this Agreement to a direct or indirect wholly owned subsidiary of Tallgrass Energy Partners, LP for purposes of having such entity take ownership of some or all of the Subject Interest so long as Tallgrass Holdco remains jointly and severally obligated to satisfy all of Tallgrass Holdco’s obligations under this Agreement, as a Buyer or otherwise, and (ii) if P66 Holdco elects to exercise the ROFR and executes the joinder agreement attached as Exhibit C, P66 Holdco may assign its rights and obligations under this Agreement to a direct or indirect wholly owned subsidiary of Phillips 66 Partners LP for purposes of having such entity take ownership of some or all of the Subject Interest so long as P66 Holdco remains jointly and severally obligated to satisfy all of P66 Holdco’s obligations under this Agreement, as a Buyer or otherwise. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

(b)
Beginning on the Effective Date and ending twenty-four months following the Closing Date (or, if Tallgrass Holdco has received one or more Claim Notice(s) during such period then ending on the date, if later, that all such potential Claim(s) have been fully and finally resolved and any amounts owed to the Indemnified Parties under Article VIII have been paid in full), Tallgrass Holdco (both individually and as a Buyer) shall not (i) assign, sell, transfer, divest or otherwise dispose of the portion of the Subject Interest in the Company it acquires pursuant to this Agreement and the Assignment Agreement, in whole or in part, to any Person or (ii) merge or consolidate with or into any Person (excluding a merger or consolidation where Tallgrass Holdco is the surviving entity), in each case unless in connection with the consummation of such transaction, the assignee/acquirer of such membership interest or the surviving entity in such merger or consolidation, as applicable, agrees to assume in full and discharge when due, on a joint and several basis, the obligations of Tallgrass Holdco (both individually and as a Buyer) under this Agreement and the Assignment Agreement (but in the case of clause (i) above, with the percentage of the obligations so assumed limited to the relative portion of the Subject Interest so assigned or acquired in such transaction). For avoidance of doubt, but without limiting or waiving any rights or remedies of Seller at law or in equity, the foregoing does not apply to the fifty percent (50%) membership interest in the Company held by Tallgrass Holdco on the Effective Date. Any such assignment, sale, transfer, divestiture, disposal, merger or consolidation in violation of the restrictions set forth in this Section 9.10(b) shall be null and void.

(c)
Beginning on the Effective Date and ending twenty-four months following the Closing Date, if P66 Holdco elects to exercise the ROFR and executes the joinder agreement attached as Exhibit C, P66 Holdco (both individually and as a Buyer) shall not (i) assign, sell, transfer, divest or otherwise dispose of the portion of the Subject Interest in the Company it acquires pursuant to this Agreement and the Assignment Agreement, in whole or in part, to any Person or (ii) merge or consolidate with or into any Person (excluding a merger or consolidation where P66 Holdco is the surviving entity), in each case unless in connection with the consummation of such transaction, the assignee/acquirer of such membership interest or the surviving entity in such merger or consolidation, as applicable, agrees to assume in full and discharge when due, on a joint and several basis, the obligations of P66 Holdco (both individually and as a Buyer) under this Agreement and the Assignment Agreement (but in the case of clause (i) above, with the percentage of the obligations so assumed limited to the relative portion of the Subject Interest so assigned or acquired in such transaction). For avoidance of doubt, but without limiting or waiving any rights or remedies of Seller at law or in equity, the foregoing does not apply to the twenty-five percent (25%) membership interest in the Company held by P66 Holdco on the Effective Date. Any such assignment, sale, transfer, divestiture, disposal, merger or consolidation in violation of the restrictions set forth in this Section 9.10(c) shall be null and void.

Section 9.11	Severability.
If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties shall promptly meet and negotiate in good faith substitute provisions for those rendered or declared illegal or unenforceable so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 9.12	Interpretation.
It is expressly agreed by the parties that neither this Agreement nor the Assignment Agreement shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, the Assignment Agreement or any provision hereof or thereof or who supplied the form of this Agreement or the Assignment Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.13	Headings and Exhibits.
The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such Exhibits are incorporated in the definition of "Agreement."

Section 9.14	Multiple Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that the execution and delivery of this Agreement and the Assignment Agreement by facsimile or other electronic transmission shall have the same force and effect as delivery of original signatures.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

SEMPRA REX HOLDINGS, LLC
By:     /s/ William R. Engelbrecht
Name:     William R. Engelbrecht
Title:    Vice President

BUYER:

ROCKIES EXPRESS HOLDINGS, LLC
By:
Name:
Title:

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

SEMPRA REX HOLDINGS, LLC
By:
Name:
Title:

BUYER:

ROCKIES EXPRESS HOLDINGS, LLC
By:     /s/ David G. Dehaemers, Jr.
Name:     David G. Dehaemers, Jr.
Title:    Chief Executive Officer

Signature Page to Membership Interest Sale Agreement

Exhibit A

Form of Assignment Agreement

[See Attached]

ASSIGNMENT AGREEMENT
This ASSIGNMENT AGREEMENT (this "Assignment"), dated as of [________], is entered into by and between Sempra REX Holdings, LLC, a Delaware limited liability company ("Assignor"), [_______________] ("Assignee") and [Rockies Express Holdings, LLC, a Delaware limited liability company (“Tallgrass Holdco”) / P66REX LLC, a Delaware limited liability company (“P66 Holdco”)]. Assignor, Assignee and [Tallgrass Holdco/P66 Holdco] may be referred to individually as a "Party" or collectively as the "Parties."
RECITALS
Pursuant to the terms of a Membership Interest Purchase Agreement (the "Purchase Agreement", with capitalized terms used but not defined herein having the respective meanings set forth in the Purchase Agreement), dated as of March 29, 2016, among Assignor and Assignee, Assignor will transfer to Assignee [____ percent (___%)] membership interest (the "Subject Interest") in Rockies Express Pipeline LLC, a Delaware limited liability company (the "Company").
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.1.    Assignment and Assumption of the Subject Interest. Assignor hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers the Subject Interest to Assignee, and Assignee hereby accepts the Subject Interest. With effect from and after such assignment, Assignee hereby agrees to assume and discharge, when due, any and all obligations arising under the REX LLC Agreement with respect to the Subject Interest after the Closing (the “Assumed Obligations”). For avoidance of doubt, each of Assignee, [Tallgrass Holdco/P66 Holdco] and Assignor hereby acknowledge and agree that Assignor shall have no liability nor responsibility for the Assumed Obligations from and after the Closing.
1.2    No Other Representations or Warranties. Except for the representations and warranties of Assignor expressly and specifically set forth in Article III of the Purchase Agreement or any certificate delivered by Assignor at the Closing, (x) the Subject Interest is being assigned and transferred “AS-IS, WHERE-IS” and with all faults, and (y) Assignor expressly disclaims any representations or warranties of any kind or nature, express, statutory or implied, with respect thereto.
1.3.    Purchase Agreement. This Assignment is subject to, in all respects, the terms and conditions of the Purchase Agreement, and nothing contained herein is meant to enlarge, diminish or otherwise alter the terms and conditions of the Purchase Agreement or the Parties’ duties and obligations contained therein. To the extent there is a conflict between this Assignment and the Purchase Agreement, the terms of the Purchase Agreement will control.
1.4.    Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.
1.5.    Governing Law. This Assignment and the transactions contemplated hereby will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. Each of the Parties agree that any legal proceeding with respect to or arising out of this Assignment or the Purchase Agreement shall be brought in the United States District Court for New York or the courts of the State of New York, in the City of New York. By execution and delivery of this Assignment, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom. Each of the Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, at the applicable address set forth in Section 9.4 of the Purchase Agreement (or at such address as may be subsequently changed in accordance with Section 9.4 of the Purchase Agreement). EACH OF THE PARTIES TO THIS ASSIGNMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS ASSIGNMENT OR THE PURCHASE AGREEMENT. Each Party to this Assignment waives, to the fullest extent permitted by Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages. Each Party to this Assignment agrees that the rights and remedies for failure to comply with this Assignment shall include having the provisions of this Assignment specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy to the non-breaching Party, and the breaching Party hereby waives any requirements for the non-breaching Party to post a bond or other security in connection therewith. Any such specific or equitable relief granted shall not be exclusive and each of the Parties shall be entitled to pursue any other remedy available to it at law or in equity.
1.6.    Further Assurances. The Parties agree to execute all instruments and to take all actions that are reasonably necessary to effect the transactions contemplated hereby.
1.7.    Counterparts. This Assignment may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Assignment by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Assignment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first written above.
ASSIGNOR:

SEMPRA REX HOLDINGS, LLC

By:
Name:
Title:

ASSIGNEE:

[                        ]

By:
Name:
Title:

[TALLGRASS HOLDCO/P66 HOLDCO]:

[                        ]

By:
Name:
Title:

Exhibit B

Form of Transfer Notice

[See Attached]

Sempra REX Holdings, LLC
488 8th Avenue
San Diego, CA 92101
March 30, 2016
VIA OVERNIGHT COURIER

P66REX LLC
c/o Phillips 66
600 North Dairy Ashford
Houston, Texas 77079
Attention: Manager, Joint Ventures

Re:	Rockies Express Pipeline LLC
Ladies and Gentlemen:
Reference is made to the Second Amended and Restated Limited Liability Company Agreement (as amended, the “LLC Agreement”) of Rockies Express Pipeline LLC (the “Company”) effective as of January 1, 2010, by and among Rockies Express Holdings, LLC, a Delaware limited liability company (as successor by assignment to Kinder Morgan W2E Pipeline LLC, the “Tallgrass Member”), Sempra REX Holdings, LLC, a Delaware limited liability company (as successor by assignment to P&S Project I, LLC, the “Sempra Member”), and P66REX LLC, a Delaware limited liability company (f/k/a COPREX LLC, a Delaware limited liability company, the “Phillips 66 Member”). Capitalized terms used but not defined in this letter have the meanings set forth in the LLC Agreement. In accordance with Section 12.1 of the LLC Agreement, this Transfer Notice is being sent by overnight courier and is therefore deemed to be received by the Phillips 66 Member on March 31, 2016.
The Sempra Member intends to sell the 25% Membership Interest in the Company owned by the Sempra Member (together, the “Subject Interest”) to the Tallgrass Member (in such capacity, together with any permitted assignee of the Tallgrass Member under Section 9.10(a) of the Purchase Agreement (defined below), the "Transferee"), pursuant to the terms of a Membership Interest Purchase Agreement effective as of March 29, 2016 (the “Purchase Agreement”), between the Sempra Member and the Tallgrass Member (the “Sale”). The purchase price for the Subject Interest under the Purchase Agreement is $440,000,000 (subject to adjustment as described in the Purchase Agreement), which shall be payable in cash at the closing. A fully executed copy of the Purchase Agreement accompanies this letter. The complete terms and conditions for the Sale are set forth in the Purchase Agreement and are incorporated herein.
As set forth in Section 5.1 of the Purchase Agreement, the execution of the Purchase Agreement by the Sempra Member and the Tallgrass Member is also deemed to be (i) delivery of a Transfer Notice to the Tallgrass Member, as an Optionee, pursuant to Section 7.1.2 of the LLC Agreement and (ii) an irrevocable election by the Tallgrass Member, as an Optionee, to exercise its right of first refusal with respect to its proportionate share of the Subject Interest pursuant to Section 7.1.3 of the LLC Agreement, on the same terms and conditions as set forth in this Transfer Notice and in the Purchase Agreement.
This letter serves as the Transfer Notice to you, the Phillips 66 Member, with respect to the proposed Sale, which is required to be delivered by the Sempra Member pursuant to Section 7.1.2 of the LLC Agreement. Pursuant to Section 7.1.3 of the LLC Agreement, the proposed Sale is subject to the right of the Phillips 66 Member, as an Optionee, to purchase up to its proportionate share of the Subject Interest on the same terms and conditions as set forth in this Transfer Notice and in the Purchase Agreement.
Pursuant to Section 7.1.3 of the LLC Agreement, if the Optionees do not collectively agree to purchase 100% of the Subject Interest, then the Sempra Member will be permitted to sell the entire Subject Interest to the Transferee. The Tallgrass Member has agreed to purchase its proportionate share of the Subject Interest as an Optionee, but is not willing to purchase more than its proportionate share of the Subject Interest as an Optionee. As a result, if the Phillips

66 Member elects to exercise its right of first refusal with respect to less than its proportionate share of the Subject Interest, then the Optionees will be deemed to have not elected to purchase all of the Subject Interest.
If the Phillips 66 Member desires to exercise its right of first refusal with respect to its proportionate share of the Subject Interest, then the Phillips 66 Member must execute and return to the Sempra Member the joinder agreement in the form attached as Exhibit C to the Purchase Agreement (the “Joinder Agreement”) within 30 days of receipt of the Transfer Notice, which is on or before April 30, 2016. The Sempra Member’s receipt of the Joinder Agreement will be deemed to constitute written notice to the Sempra Member of the Phillips 66 Member’s irrevocable election to accept the Sempra Member’s offer pursuant to this Transfer Notice, as required by Section 7.1.3 of the LLC Agreement. The closing of the purchase by Phillips 66 Member shall thereafter take place in accordance with Section 2.3 of the Purchase Agreement.
The executed Joinder Agreement should be delivered to the Sempra Member at the following address:
Sempra REX Holdings, LLC
488 8th Avenue
San Diego, CA 92101
Fax: 619-696-2119
Attention: Vice President – Commercial Development

With copy to:

Sempra U.S. Gas & Power, LLC
488 8th Avenue
San Diego, CA 92101
Fax: 619-696-1830
Attention: Vice President and General Counsel
If the Sempra Member has not received an executed Joinder Agreement from the Phillips 66 Member on or before April 30, 2016, then the Phillips 66 Member will be deemed to have rejected the offer, as provided by Section 7.1.3 of the LLC Agreement. If the Phillips 66 Member elects to exercise its right of first refusal with respect to less than its proportionate share of the Subject Interest, then the Optionees will be deemed to have not elected to purchase all of the Subject Interest. In either case, the Sempra Member will then be entitled to consummate the Sale to the Transferee for the entire Subject Interest at any time within 120 days thereafter pursuant to the terms of the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

Please do not hesitate to contact the undersigned at (619) 696-4484 if you have any questions regarding the matters addressed in this letter.
Yours very truly,
Sempra REX Holdings, LLC
a Delaware limited liability company

By:    _________________________________
Name: William Engelbrecht
Title: Vice President

cc:    Phillips 66
600 N. Dairy Ashford (PW 8133)
Houston, Texas 77079
Attention: Deputy General Counsel, Commercial, Transportation and Marketing

P66REX LLC
c/o Phillips 66
3010 Briar Park Drive
Houston, Texas 77042
Attention: Van P. Williams

Diana Santos, REX Director for the Phillips 66 Member (via e-mail to Diana.Santos@p66.com)

Rockies Express Holdings, LLC
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: General Counsel

Exhibit C

Joinder Agreement

[See Attached]

JOINDER AGREEMENT

This Joinder Agreement ("Joinder Agreement"), effective as of [●], 2016 (the "Effective Date"), is entered into by P66REX LLC, a Delaware limited liability company (f/k/a COPREX LLC, a Delaware limited liability company, "P66 Holdco"), Sempra REX Holdings, LLC, a Delaware limited liability company ("Seller"), and Rockies Express Holdings, LLC, a Delaware limited liability company ("REX Holdings"). Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Seller and REX Holdings entered into that certain Membership Interest Purchase Agreement, effective as of March 29, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement"), whereby Seller agreed to sell its 25% membership interest (the "Subject Interest") in Rockies Express Pipeline LLC, a Delaware limited liability company (the "Company"), to REX Holdings (the "Sale").

WHEREAS, pursuant to Section 5.1 of the Purchase Agreement, and in accordance with Section 7.1.2 and Section 7.1.3 of the REX LLC Agreement, Seller delivered to P66 Holdco notice of the Sale (the "Notice").

WHEREAS, in accordance with the Notice and the REX LLC Agreement, the execution of this Joinder Agreement by P66 Holdco is deemed to be (i) an irrevocable election by P66 Holdco to exercise its right of first refusal with respect to its proportionate share of the Subject Interest and (ii) written notice to Seller of that fact, as required by Section 7.1.3 of the REX LLC Agreement.

WHEREAS, this Joinder Agreement supplements the Purchase Agreement and is delivered by P66 Holdco pursuant to Section 5.1 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, P66 Holdco, Seller and REX Holdings hereby agree as follows:

1.Joinder. P66 Holdco acknowledges receipt of a true and correct copy of the Purchase Agreement. P66 Holdco hereby joins the Purchase Agreement and, as of the date hereof, becomes a Buyer under the Purchase Agreement as if an original party thereto, subject to all of the terms, obligations, covenants, conditions, limitations, restrictions and provisions applicable to Buyer and P66 Holdco contained in the Purchase Agreement, which rights and obligations shall be several and not joint with respect to P66 Holdco’s proportionate share of the Subject Interest as set forth in Section 7.2(d)(i) of the Purchase Agreement. By execution of this Joinder Agreement, P66 Holdco agrees that the Purchase Agreement shall be a binding obligation of P66 Holdco and any of its successors and permitted assigns, provided that, this Joinder Agreement, the Purchase Agreement and any of the rights, benefits or obligations hereunder or thereunder shall not be assigned or transferred by P66 Holdco, by operation of law or otherwise, without the prior written consent of each other party to the Purchase Agreement, except to the extent provided in Section 9.10 of the Purchase Agreement. P66 Holdco hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to Buyer and P66 Holdco contained in the Purchase Agreement.
2.Notices. For purposes of Section 9.4 of the Purchase Agreement, the notice address for P66 Holdco shall be:

P66REX LLC
c/o Phillips 66
600 North Dairy Ashford
Houston, Texas 77079
Attention: Manager, Joint Ventures

with copies (which shall not constitute notice) to:

Phillips 66
600 N. Dairy Ashford (PW 8133)
Houston, Texas 77079
Attention: Deputy General Counsel, Commercial, Transportation and Marketing

3.	Miscellaneous.
(a)    No supplement, modification or waiver of this Joinder Agreement shall be binding unless executed in writing by P66 Holdco, Seller and REX Holdings.
(b)    This Joinder Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to its conflict of law principles that would result in the application of the Laws of any other jurisdiction. Each party to this Joinder Agreement agrees that any legal proceeding with respect to or arising out of this Joinder Agreement, the Assignment Agreement or the Purchase Agreement shall be brought in the United States District Court for New York or the courts of the State of New York, in the City of New York. By execution and delivery of this Joinder Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom. Each party to this Joinder Agreement irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, at the applicable address set forth in Section 9.4 of the Purchase Agreement (or at such address as may be subsequently changed in accordance with Section 9.4 of the Purchase Agreement). EACH OF THE PARTIES TO THIS JOINDER AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT, THE ASSIGNMENT AGREEMENT OR THE PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each party to this Joinder Agreement waives, to the fullest extent permitted by Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages. Each party to this Joinder Agreement agrees that the rights and remedies for failure to comply with this Joinder Agreement shall include having the provisions of this Joinder Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the non-breaching parties and that money damages would not provide an adequate remedy to the non-breaching parties, and the breaching party hereby waives any requirements for the non-breaching parties to post a bond or other security in connection therewith. Any such specific or equitable relief granted shall not be exclusive and each of the parties shall be entitled to pursue any other remedy available to it at law or in equity.
(c)    The provisions of this Joinder Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.
(d)    Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of P66 Holdco, Seller and REX Holdings has executed this Joinder Agreement as of the date first above written.
P66 HOLDCO:

P66REX LLC
By:
Name:
Title:

SELLER:

SEMPRA REX HOLDINGS, LLC
By:
Name:
Title:

REX HOLDINGS:

ROCKIES EXPRESS HOLDINGS, LLC
By:
Name:
Title:

Exhibit D

Letter Agreement

[See Attached]

CONFIDENTIAL
PRIVILEGED SETTLEMENT COMMUNICATION
SUBJECT TO FRE 408

April [__], 2016

Andrew Scull
Sempra Rockies Marketing, LLC
488 8th Avenue
San Diego, CA 92101

Re:     Amendment to Negotiated Rate Agreement applicable to FTSA No. 553081

Dear Mr. Scull:

This binding Letter Agreement amends the Firm Transportation Negotiated Rate Agreement between Rockies Express Pipeline LLC (“Rockies Express”) and Sempra Rockies Marketing, LLC (“Shipper”) dated June 5, 2008 and designated Contract No. 553081 (the “NRA”), as amended by the settlement agreement that provides certainty regarding the scope and applicability of the Most Favored Nation rights applicable to Shipper (the “Settlement Agreement”), which was incorporated by reference in the NRA effective July 1, 2014. Rockies Express and Shipper are referred to herein together as the “Parties” and individually as a “Party.”

Rockies Express and the Shipper now hereby mutually acknowledge and agree to the following amendment of the Settlement Agreement:

1.	Section 3.2 of the Settlement Agreement is replaced in its entirety by the following:

“The Settling Shipper’s MFN Rights can only be triggered by Eligible Contracts as further described in this Section 3. “Eligible Contracts” are firm transportation contracts on Rockies Express’ mainline facilities, excluding the following: (i) transportation contracts providing for east-to-west transportation within Zone 3; (ii) those Foundation Shipper’s and Anchor Shippers’ Firm Transportation Service Agreements in effect on June 1, 2014; (iii) any amendment(s) to the Foundation Shipper’s or Anchor Shippers’ Firm Transportation Service Agreements (but only if such Firm Transportation Service Agreements were in effect on June 1, 2014) affecting the commercial terms of the same, including without limitation changes to rate, term, and/or volume, provided that substantially similar Foundation Shipper or Anchor Shipper amendment terms are also offered to the Settling Shipper either prior to, or within five days after, execution of such an amendment (regardless of whether Settling Shipper’s maximum daily transportation quantity is less than the Foundation Shipper or Anchor Shipper).”

If the amendments to the Settlement Agreement set forth in the immediately preceding paragraph are modified or conditioned, in any respect, by an order of the Federal Energy Regulatory Commission (“FERC”) upon a filing by Rockies Express to obtain FERC’s acceptance of the same, Rockies Express and Shipper shall each have thirty (30) days from and after the date of issuance of such order to determine whether such modification or condition is acceptable to such Party. If, within, such 30-day period, either Party notifies the other Party in writing that any such modification or condition is unacceptable, this Letter Agreement shall immediately terminate without liability or future obligation to either Party.

Except as expressly provided herein, all other terms and conditions of the NRA, including without limitation the Settlement Agreement and any amendments to the NRA, shall remain in full force and effect. The amendments identified herein shall not affect the rights and/or obligations of any party to the Settlement Agreement that is not a signatory of this Letter Agreement.

Please indicate Shipper’s agreement to this Letter Agreement by signing below. Upon the Parties’ mutual execution below, this Letter Agreement will constitute the legal, valid, binding and enforceable obligation of the Parties as of the date first written above. The Parties represent to each another that no further board or management approvals are necessary to give effect to this Letter Agreement.

370 Van Gordon Street Lakewood, CO 80228-1519 303.763.2950

Please do not hesitate to call me if you have any questions.

Thank you,

Matthew P. Sheehy
President
Rockies Express Pipeline LLC

ACCEPTED AND AGREED BY:
Rockies Express Pipeline LLC

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

Date: _____________________________________

ACCEPTED AND AGREED BY:
Sempra Rockies Marketing, LLC

By: ______________________________________

Name: ___________________________________

Title: _____________________________________

Date: _____________________________________